Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2008 (November 6, 2008 as to the effects of the retrospective implementation of Financial Accounting Standards Board Staff Position FIN 39-1 as described in Note 2 and the restatement as described in Note 23), relating to the consolidated financial statements and consolidated financial statement schedule of Progress Energy, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the retrospective adoption of a new accounting principle in 2008 and the adoption of new accounting principles in 2007 and 2006), and the effectiveness of Progress Energy, Inc.’s internal control over financial reporting, appearing in the Current Report on Form 8-K dated November 6, 2008 of Progress Energy, Inc. for the year ended December 31, 2007, and our report dated June 26, 2008 appearing in the Annual Report on Form 11-K of the Savings Plan for Employees of Florida Progress Corporation for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Raleigh, North Carolina
November 17, 2008